Exhibit 99.4

                        CONCORD EFS, INC AND SUBSIDIARIES

                         Report of Independent Auditors






Board of Directors and Stockholders of Concord EFS, Inc.

We have audited the supplemental consolidated balance sheets of Concord EFS, Inc. and subsidiaries (formed as a result of the consolidation of Concord EFS, Inc. and Star Systems, Inc.) as of December 31, 2000 and 1999, and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. The supplemental consolidated financial statements give retroactive effect to the merger of Concord EFS, Inc. and Star Systems, Inc. on February 1, 2001, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental consolidated financial statements are the responsibility of the management of Concord EFS, Inc. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Star Systems, Inc. which reflect total assets constituting 11.8% for 2000 and 14.8% for 1999 of the related supplemental consolidated financial statements totals, and which reflect net income constituting approximately 10.7%, 14.9%, and 14.6% of the related supplemental consolidated financial statements totals for the years ended December 31, 2000, 1999, and 1998, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Star Systems, Inc., is based solely on the reports of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Concord EFS, Inc. and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, after giving retroactive effect to the merger of Star Systems, Inc., as described in the notes to the supplemental consolidated financial statements in conformity with accounting principles generally accepted in the United States.


                                                           /s/ Ernst & Young LLP


Memphis, Tennessee
April 4, 2001